Exhibit 4


                          BP DEFERRED COMPENSATION PLAN
                     (As amended and restated effective for
                  deferral elections made after July 31, 2001)



1.   PURPOSE

     The purpose of the BP Deferred Compensation Plan, as amended and restated, (the "Plan") is to provide eligible employees of BP Corporation North America Inc. (the "Company") and certain of its Affiliates an opportunity to defer receipt of Compensation. The Company is a wholly owned, indirect subsidiary of BP p.l.c. ("BP").

2.   DEFINITIONS

     (a) "Administrator" means the Senior Vice President of Human Resources of the Company or, upon the resignation or removal of such Senior Vice President, any successor officer who performs substantially similar duties with respect to the administration of employee benefits (whether assigned a different title by the Company or not). The Administrator is a "Designated Officer" as such term is defined in the Savings Plan and may delegate his duties hereunder.

     (b) "ADS" means an American Depositary Share of BP, which currently represents six ordinary shares of BP.

     (c) "Affiliate" means any entity that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the Company (or with another corporation in the BP Group as applicable). Solely for purposes of this Plan, CH-20 will be deemed to be an Affiliate.

     (d) "Base Salary" means the base salary of an eligible employee (as defined in Section 3), as adjusted from time to time.

     (e) "Benchmark Interest Rate" means the rate of interest equivalents credited on the balance in a Cash Account. The Benchmark Interest Rate is determined, and may be changed, by the Administrator. The prime rate on the first day of the month as charged by Bank One, N.A. is the current Benchmark Interest Rate.

     (f) "Beneficiary" means the beneficiary or beneficiaries designated from time to time by the Participant to receive his Participant Account in the event of his death prior to distribution. A Participant may designate, or change the designation of, a Beneficiary under the Plan by making the designation in the form and manner and at the time determined by the Administrator. No such designation will be effective until and unless it is timely received by the Administrator. Unless otherwise designated on the Participant's beneficiary designation form, if the Participant designated more than one Beneficiary and if a Beneficiary predeceases the Participant, then all amounts which would have been paid to such deceased Beneficiary on the Participant's death will be paid in equal amounts to any remaining Beneficiaries in that class of Beneficiaries. If the Participant dies without having filed a valid Beneficiary designation, his Beneficiary will be his surviving spouse, or if none, his estate.

     (g) "Board of Directors" means the Board of Directors of BP Corporation North America Inc.

     (h)  "BP" means BP p.l.c.

     (i)  "BP Group" means BP and its Affiliates.

     (j) "Cash Account" means the account for the Investment Option which is credited with interest equivalents at the Benchmark Interest Rate.

     (k) "Class Year" means the calendar year during which Incentive Compensation is awarded or Base Salary is deferred.

     (l) "Company" means BP Corporation North America Inc. The Company is the plan sponsor.

     (m) "Compensation" means: (1) until December 31, 2001, Incentive Compensation; and (2) effective January 1, 2002 (or as soon thereafter as administratively possible) Base Salary and Incentive Compensation.

     (n) "Control" means an entity's direct or indirect ownership of more than 50% of the equity of a corporation, or more than 50% of the ownership interests in a non-corporate entity, or the ability through share ownership or otherwise to elect a majority of the board of directors of a corporation.

     (o) "Dividend Equivalent" means the amount which is the equivalent to the net dividend paid on an ADS which amount is credited to a Participant's Phantom ADS Account on the dividend payment date for ADSs.

     (p) "Fair Market Value" means, as of any specified date, the average of the highest and lowest quoted selling prices of ADSs as reported on the composite tape for issues listed on the New York Stock Exchange on the specified date, or, if no sales were so reported on the specified date, the average of the highest- and lowest-quoted selling prices of ADSs on the most recent date prior to the specified date on which sales of ADSs were so reported.

     (q) "Incentive Compensation" of an eligible employee (as defined in Section 3) means:

          (1) an award granted under an eligible incentive compensation plan;
          (2) a sign-on bonus; (3) a retention bonus; or; (4) a comparable arrangement, as determined by the Administrator.

     (r) "Investment Option" means:

          (1) Until  December 31,  2001:
               (A) for a Participant's 1999 Account "Investment Option" means the choice between: (i) a Phantom ADS Account with Dividend Equivalents, or (ii) a Cash Account with interest equivalents at the Benchmark Interest Rate (with all or a portion of the Cash Account or Phantom ADS Account converted and invested in the other Investment Option no more than once every three calendar months); and

               (B) for a Participant's 2000 Account "Investment Option" means a Cash Account with interest equivalents at the Benchmark Interest Rate.

          (2) Effective January 1, 2002, "Investment Option" means the hypothetical equivalent of each investment option under the Savings Plan. To the extent appropriate for the hypothetical Investment Options available under this Plan (determined in the sole discretion of the Administrator), the Administrator will apply the same values, rules, and procedures used by the plan administrator of the Savings Plan in determining hypothetical gains and losses for Investment Options under this Plan. Transactions and hypothetical investments under this Plan will be processed using the same time frames as apply in the Savings Plan. The Administrator will apply any transitional rules approved in the Savings Plan to this Plan where investment options are frozen, added or dropped, or where daily values are not available. Notwithstanding the foregoing, to the extent maintained as a Cash Account as of December 31, 2001, a Participant's 1999 or 2000 Account may remain in a Cash Account; provided, however, that no hypothetical exchanges may be made into a Cash Account after December 31, 2001.

     (s) "1999 Account", or "2000 Account" means an account maintained with respect to a Participant's 1999 or 2000 Incentive Compensation deferred under this Plan and awarded in 2000 and/or 2001, respectively.

     (t) "Participant" means an eligible employee (as provided in Section 3) who has elected, under the terms and conditions of the Plan, to defer receipt of all or a portion of his Compensation. An individual will cease being a Participant as of the date his entire Participant Account has been distributed.

     (u) "Participant Account" means an unfunded account maintained on behalf of a Participant by the Administrator to reflect all Compensation deferred by the Participant under this Plan and any hypothetical gains or losses relating to such deferrals.

     (v) "Participating Employer" means the Company and any of its Affiliates which have been determined in writing by the Administrator to be a Participating Employer. Effective January 1, 2002, in order to be a Participating Employer, an Affiliate must use the same payroll system as the Company, except to the extent otherwise provided by the Administrator.

     (w) "Phantom ADS Account" means the account for the Investment Option which is Phantom ADS Units established under a Participant's 1999 Account. In the event that ADSs (or any successor equity) cease trading on the New York Stock Exchange ("NYSE"), the Fair Market Value of each Participant's Phantom ADS Account will automatically be converted to the Participant's Cash Account. Effective as of the close of business on the NYSE on December 31, 2001, each Participant's Phantom ADS Account will automatically be converted to the hypothetical BP Stock Fund Investment Option by valuing the Phantom ADSs in the Participant's Account at the closing price of the NYSE used for the valuation of ADSs in the Savings Plan's BP Stock Fund and by dividing the resulting Phantom ADS Account value by the December 31, 2001 unit price to yield the number of units of the hypothetical BP Stock Fund in the Participant's Account at conversion.

     (x) "Phantom ADS Unit" means, on or before December 31, 2001, the equivalent of an ADS in corresponding value which is credited to a Participant's Phantom ADS Account.

     (y) "Savings Plan" means the BP Employee Savings Plan, as amended, and any successor plan.

     (z) "Service Period" means:

          (1) for purposes of deferring an award under an eligible incentive plan, the eligible employee must remain employed by the BP Group through the last business day of the calendar year in which the award was earned;
          (2) for purposes of deferring a retention bonus, the eligible employee must remain employed by the BP Group through the last day of the retention period; or
          (3)  other periods, as determined by the Administrator.

     (aa) "Termination" means an employee's termination of employment from the BP Group for any reason other than death.

     (bb) "Timely Election" means:

          (1) for purposes of deferring an award under an eligible incentive plan, an election made during the annual election period as determined by the Administrator; provided, however, that the deferral will not be considered as timely if the award is payable in the calendar year in which the deferral election is made;
          (2) for purposes of deferring Base Salary on initial eligibility, an election made during the initial 45 day period following the date of initial eligibility;
          (3) for purposes of deferring Base Salary after initial eligibility, an election made by the last business day of the calendar year for salary deferral commencing during the following calendar year;
          (4) for purposes of deferring sign-on bonuses, an election made by the first day worked for the Company or an Affiliate;
          (5) for purposes of deferring a retention bonus, an election made within 30 days of the start of the retention period, provided however, that the election must be on file no later than 60 days prior to the end of the retention bonus Service Period; or
          (6)  other elections, as determined by the Administrator.

3.   ELIGIBILITY

     The following classes of employees are eligible to participate in the Plan:

     (a) An employee of a Participating Employer on a U.S. payroll who participates in a U.S. qualified pension plan sponsored by the Company who is in grade F or higher (or an equivalent grade if the grade system is changed or different terminology is used); or

     (b) Any other employee of the BP Group as determined in writing by the Administrator.


     Notwithstanding the foregoing, eligibility will be determined at the time the election is solicited, at the sole discretion of the Administrator.



4.   TERMS OF DEFERRAL ELECTIONS

     (a) An eligible employee must make a Timely Election if he wishes to defer receipt of Compensation.

     (b)  An eligible employee may elect to defer:

          (1) all or a portion of Incentive Compensation (in 1 percent increments; and
          (2) up to 50 percent of Base Salary in increments of 1 percent as determined for each payroll period during the period of deferral.

          The  Administrator   reserves  the  right  to  unilaterally  reduce  a
          Participant's deferral election in order to satisfy other required payroll deductions, or otherwise.

     (c) A Timely Election to defer Compensation will be considered to be received if it is made in accordance with procedures established by the Administrator. Except as otherwise stated herein, elections to defer become irrevocable at the end of the applicable election period for Timely Elections.

     (d) Notwithstanding the foregoing, no election to defer Incentive Compensation will be effective unless the eligible employee remains employed by the BP Group through the last business day of the Service Period during which the Incentive Compensation was earned.

     (e) Deferrals of Base Salary are effective through December 31 annually. A Deferral of Base Salary election will end earlier on the Participant's death, Termination or transfer to an Affiliate that is not a
          Participating Employer. Further, during the deferral period, a Participant can elect to rescind prospectively (but not increase or decrease) his Base Salary deferral election; provided, however, that he will not be considered an eligible employee under this Plan for the remainder of the calendar year and for the following calendar year and such rescission will invalidate any other pending election to defer Incentive Compensation under the Plan.

     (f) Deferred Compensation will be adjusted for hypothetical earnings, gains or losses based on hypothetical investment in accordance with Participant's Investment Option elections on file with the Administrator. In the event that either no Investment Option has been elected as an investment election, or that an elected Investment Option is no longer available, the default Investment Option will be the Investment Option equivalent to the default investment option in the Savings Plan at that time.

     (g) At the time of the deferral election, the eligible employee must elect to have deferral distributions commence either: (1) in a specific year -- even if the Participant is then employed by the BP Group
          ("In-Service Deferral"), or (2) after Termination ("Post-Service Deferral").

     (h) For each separate element of Compensation deferred during a Class Year, the eligible employee must elect either an In-Service Deferral or a Post-Service Deferral. Compensation deferred with respect to a separate element of Compensation deferred during a particular Class Year may not be allocated among In-Service Deferrals and Post-Service Deferrals.

     (i) In-Service Deferrals, including the distribution schedule elected, are irrevocable when made, notwithstanding Termination before commencement of scheduled distributions; provided, however, that as soon as administratively practicable (as determined by the Administrator), In-Service Deferrals will automatically convert to Post-Service Deferrals on the earlier of a Participant's Termination or death, and further provided, that this provision will only apply if the eligible employee has notice of this condition at the time of deferral.

     (j) Notwithstanding Section 4(i), a Participant, may exercise a one-time election to convert an In-Service Deferral with respect to a particular Class Year to a Post-Service Deferral if the election to convert is made (in accordance with the Administrator's requirements) at least one year prior to the earliest date that the In-Service Deferral for the Class Year would have been payable.

     (k) An election to make a Post-Service Deferral becomes irrevocable at the end of the election period for Timely Elections; however, the distribution schedule may be modified consistent with the Plan's terms if a timely request to change is effectuated in accordance with
          Section 4(n).

     (l)  Payout of deferred Compensation may be as follows:

          (1) In an In-Service Deferral: (A) in a lump sum or (B) in up to 5 annual installments, provided that all payments must be completed by April 1 of the 15th calendar year beginning after the deferral date; or

          (2) In a Post-Service Deferral: (A) in a lump sum or (B) in up to 15 annual, 60 quarterly, or 180 monthly installments, provided that all payments must be completed by April 1 of the 15th calendar year beginning after Termination. If a Post-Service Deferral is elected without the election of a permissible distribution schedule, payment will be made in a lump sum as soon as administratively practicable after the first day of the calendar quarter 18 months following the Participant's Termination or death.

     (m)  Notwithstanding Subsection (l) above:

          (1) In the event of a Participant's death, the Participant's Beneficiary will be deemed to be the Participant for purposes of determining when the Participant's Account will be distributed and, with regard to a Participant who dies during employment with the BP Group, the Participant's death will be deemed to be his Termination for purposes of triggering any Post-Service Deferral election on file; provided, however, that any distribution payable to the Participant's estate will be made in a lump sum as soon as practicable following the Participant's death. To the extent that a Beneficiary has a right to maintain the Participant's Account, the Beneficiary will be deemed to be the Participant for purposes of making exchanges among Investment Options.

          (2) At the sole discretion of the Administrator, if the balance in a Participant's Participant Account does not exceed $25,000 after the earlier of his Termination date or his death, the balance may be mandatorily paid out in a lump sum as soon as reasonably practicable, notwithstanding any distribution schedule elected by the Participant.

          (3) A Participant or Beneficiary may request acceleration of payout of all or a portion of the Participant's Account to a date or dates sooner than elected in the case of unanticipated severe financial hardship beyond the control of the Participant or Beneficiary. Such payment will be made at the sole discretion of the Administrator. Any such accelerated payout will be limited to the amount deemed necessary by the Administrator to alleviate or remedy the Participant's or Beneficiary's financial hardship.

          (4) Notwithstanding (m)(3) above, a Participant or Beneficiary may request acceleration of payment of all or a portion of the Participant Account to a date or dates sooner than elected, without regard to any hardship need, upon the imposition of a forfeiture of 20 percent of the amount to be distributed early. Such request must be made in accordance with procedures established by the Administrator. The Administrator has sole discretionary authority to grant or deny any such requests.

     (n)  A  Participant  who has elected a  Post-Service  Deferral  pursuant to
          Section 4(l)(2) may (in accordance with any procedures that may be established by the Administrator) request that the Administrator alter the distribution schedule previously established for the Participant's Participant Account, provided that: (1) any such request must be made no later than 12 months prior to the date when any distribution could have commenced under the prior distribution election (or default distribution date in Section 4(l) in the event no valid Post-Service Deferral election was timely received), and (2) if such request is granted, the first distribution to be made under a Participant's distribution schedule may be made no sooner than 12 months after such changed Post-Service Deferral distribution schedule is filed with the Administrator. Further, an otherwise valid Post-Service Deferral election will become invalid if the participant subsequently incurs a Termination and the requested distribution election is scheduled to commence within 12 months of when the Post-Service Deferral election form was filed.

     (o) Payouts of Participant Accounts will be made only in cash by check (or by other method approved by the Administrator) and will not be made by payment in ADSs or other securities.

     (p) The most recent distribution schedule election accepted by the Administrator from a Participant with respect to a Post-Service Deferral will apply to all Post-Service Deferrals elected by the Participant under this Plan without regard to the elements of Compensation so deferred.

5.   PARTICIPANT ACCOUNTS

     (a)  In General

          The Administrator will maintain records which reflect each Participant's deferrals, hypothetical gains and losses applying to such deferrals based on the applicable Investment Options and distributions made from the Account. The Administrator will maintain separate subaccounts under a Participant Account as he determines appropriate for proper administration, including, but not limited to In-Service Deferrals, Post-Service Deferrals, Investment Options, elements of Compensation deferred with respect to a particular Class Year, 1999 Accounts and 2000 Accounts.

     (b)  Special Rules for 1999 Accounts and 2000 Accounts

          (1)  Interest  Equivalents  on  Cash  Accounts

               A Participant's Cash Account will be credited with interest equivalents and compounded monthly at the Benchmark Interest Rate.

          (2)  Phantom ADS Account/Dividend Equivalent

               The value of  Phantom  ADS  Units for  purposes  of  crediting  a
               Participant Account with periodic Dividend Equivalents and reinvesting such amounts in additional Phantom ADS Units is the Fair Market Value of ADSs on the applicable dividend payment date. Any Phantom ADS Units will be maintained in the Participant Account. The number of Phantom ADS Units in a Phantom ADS Account will be adjusted to give effect to any increase or decrease in the number of issued and outstanding ADSs through the declaration of a stock dividend or through recapitalization resulting in an ADS or ordinary share split, combination or exchange of ordinary shares or the like. Phantom ADS Units do not entitle any person to the rights of a holder of ADSs or ordinary shares of BP.

          (3)  Conversion of 1999  Participant  Account Prior to January 1, 2002

               Prior to January 1, 2002, a Participant with a 1999 Account, may request conversion of all or a portion of his Cash Account (to his Phantom ADS Account) or all or a portion of his Phantom ADS Account (to his Cash Account). Subject to approval by the Administrator, a conversion requested will be effective on the date the request is allocated by the Administrator.

          (4)  Conversion   of   Cash   Account   After    December   31,   2001

               After December 31, 2001, a Participant with a Cash Account may direct the Administrator to convert all or a portion of his Cash Account to one or more Investment Options in accordance with the applicable conversion procedures established by the Administrator from time to time. No conversions may be directed into a Cash Account after December 31, 2001.

6.   PAYMENT OF DEFERRED COMPENSATION

     (a) Except as provided in Section 4(m)(4) and in Section 12, each Participant is entitled to receive the value of his Participant Account at the date of distribution (less taxes, if any, required to be withheld by the federal or any state or local government and paid over to such government for the Participant) in accordance with such Participant's election(s).

     (b) If installments are elected, the amount of the first payment will be a fraction of the balance in the Participant Account as of the day preceding each payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

7.   UNFUNDED OBLIGATION OF BP

     Obligations to make payments to Participants under this Plan are unsecured, general obligations of BP. Notwithstanding the foregoing, payments under this Plan may be made from the general funds of Participating Employers, BP, or any affiliate of BP. No special or separate fund will be established and no other segregation of assets will be made to assure the payment of any deferrals or earnings thereon. Nothing contained in this Plan and no action taken pursuant to its provisions, creates or should be construed to create a trust or escrow of any kind or a fiduciary relationship between BP or any of its Affiliates and any other person. To the extent a Participant or any other person has a right to receive payments under this Plan such right ranks parri passu with other unsecured and unsubordinated indebtedness of BP.

8.   NON-ASSIGNABILITY

     The right of a Participant to receive any unpaid portion of the Participant Account may not be voluntarily or involuntarily assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in Section 12.

9.   ADMINISTRATION

     The Administrator has the sole discretionary authority to adopt rules, regulations and procedures for carrying out this Plan, to interpret and implement its provisions and to grant or deny any and all claims hereunder. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent he deems expedient to carry it into effect. The Administrator's determinations are final and binding on all persons. The Administrator may delegate to other persons the responsibility of performing operational and ministerial acts in furtherance of the Plan's purposes, but only the Administrator may act on any aspect of the Plan affecting (a) any officer or director of the Company who is an employee of the Company or (b) any employee to whom the Administrator delegates authority with respect to the Plan. However, any action that would otherwise result in self-approval on the part of the Administrator with regard to participation in the Plan requires approval by the Board of Directors. Subject to Section 10, the determinations of the Administrator with regard to all Plan matters are final and conclusive.

10.  AMENDMENT AND TERMINATION

     This Plan may at any time be amended by the Administrator or any officer of the Company or BP Group designated by the Board of Directors as having such authority, subject to such restrictions and conditions on such rights as the Board of Directors may impose. The Plan may at any time be amended or terminated by the Board of Directors or BP. No amendment or termination will, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts credited to his Participant Account on the effective date of such amendment or termination.

11.  NO EMPLOYMENT RIGHTS CONFERRED

     Nothing contained in the Plan (a) confers upon any employee any right with respect to continuation of employment with any Participating Employer or the BP Group, (b) interferes in any way with the right of any Participating Employer to terminate any employee's employment at any time, or (c) confers upon any employee or other person any claim or right to any distribution under the Plan except in accordance with its terms.

12.  WITHHOLDING/RIGHT OF OFFSET

     All accounts, payments or distributions under the Plan are subject to all such income and employment taxes as are required, in the judgment of the Participating Employer, to be withheld, deducted, or collected by such Participating Employer under applicable federal, state, local or other laws then in effect. Such taxes may also include hypothetical taxes and related amounts under the BP Group's tax policies (as amended from time to time) for expatriates and secondees. The Participating Employer may collect any debt, obligation, tax or liability owed by the Participant to the Participating Employer, as determined in the sole discretion of such Participating Employer, by any of the following means:

     (a)  withholding from payroll;

     (b)  collecting payment by check;

     (c)  deducting from the person's Participant Account; or

     (d) deducting from the net proceeds payable to a Participant, his Beneficiary, or his Personal Representative.

13.  OTHER DEFERRED COMPENSATION PLANS

     Other deferred compensation plans of the Company will continue in effect until such time as they may be terminated by the Board of Directors; provided, that (a) no further amount may be deferred pursuant to any such plan after so determined in writing by the Board of Directors, (b) the Board of Directors may provide that any amounts deferred under any such plan may be credited to Participant Accounts under the Plan subject to the provisions of such other plan, and (c) the Board of Directors may determine such other conditions as it may deem appropriate to effect the transition from such plans to the Plan.

14.  CONSTRUCTION

     Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they are to be construed as though they were also used in the feminine gender, and vice versa; wherever any words are used herein in the singular form, they are to be construed as though they were in the plural form, and vice versa.


Executed this ________ day of _______________, 2001.


                                      BP Corporation North America Inc.


                                      By: ___________________________________
                                      Senior Vice President - Human Resources


                                      BP p.l.c.


                                      By: ___________________________________

                                      Name:_________________________________

                                      Title:___________________________________